UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 14, 2007

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
(Exact Name of Registrant as Specified in Charter)

Bermuda (State or Other Jurisdiction of Incorporation)	001-32938 (Commission File Number)	98-0481737 (I.R.S. Employer Identification No.)
27 Richmond Road
Pembroke HM 08, Bermuda
(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code: (441) 278-5400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On December 14, 2007, Allied World Assurance Company Holdings, Ltd (the “Company”) entered into a stock purchase agreement with American International Group, Inc. (“AIG”), one of the Company’s founding shareholders, pursuant to which the Company purchased an AIG subsidiary holding 11,693,333 common shares of the Company. These shares were the subsidiary’s sole asset and equate to approximately 19.4% of the Company’s common shares outstanding as of November 30, 2007. The purchase price per share was $48.19 for an aggregate price of $563.4 million and was based on and reflects a 0.5% discount from the volume-weighted average trading price of the Company’s common shares during the ten consecutive trading day period leading up to December 14, 2007. The stock purchase agreement and the transactions contemplated thereby were approved by the Company’s Board of Directors and the purchase price was funded using existing capital.
     The stock purchase agreement and the related press release are attached hereto as Exhibits 10.1 and 99.1, respectively, and are incorporated herein by reference. The description of the stock purchase agreement contained herein is qualified in its entirety by reference to the stock purchase agreement filed herewith.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits

Exhibit
Number	Description

10.1	Stock Purchase Agreement, dated as of December 14, 2007, by and between Allied World Assurance Company Holdings, Ltd and American International Group, Inc.

99.1	Press release, dated December 17, 2007.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
Dated: December 17, 2007	By:	/s/ Wesley D. Dupont
		Name:	Wesley D. Dupont
		Title:	Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Stock Purchase Agreement, dated as of December 14, 2007, by and between Allied World Assurance Company Holdings, Ltd and American International Group, Inc.

99.1	Press release, dated December 17, 2007.